Beyond Commerce, Inc. Appoints Ron Loveless to the Board of Directors

HENDERSON, Nev., April 6 / -- Beyond Commerce, Inc. (OTC Bulletin Board: BYOC - News) www.beyondcommerce.com, an E-commerce solutions, local advertising and niche social networking company announced today the appointment of Ronald L. Loveless, who owns and manages Integrity Marketing and Consulting in Rogers, AR., to the Board of Directors.

"We are pleased to have Mr. Loveless join our Board of Directors. He brings a broad range of expertise from consumer products, training and executive management that certainly can assist in guiding the fast paced growth of our Company," stated Beyond Commerce Chairman and CEO, Robert McNulty.

Mr. Loveless is a retired executive of the world's largest retailer, Wal-Mart Stores, Inc. Ron served four years in the US Air Force Intelligence Service and began his career with Wal-Mart in 1964. He rose through the operations ranks, serving as assist. Mgr, Store Manager, District Manager and Regional Vice-President. In 1980, he was named General Merchandise Manager of Wal-Mart's Hardlines Merchandising Division. In 1983, he was named as the first CEO of the new Sam's Wholesale Club Division and achieved over $1.5 billion in sales with 30 units in just three years of operation. Since leaving Wal-Mart, Ron has consulted in retailing and consumer products with numerous projects in Canada, the U.S. and the Middle East.

"Mr. Loveless brings to our team vast experience in retail and executive management. He has also been recognized as a key executive in the growth of Wal-Mart by Sam Walton," concluded Robert McNulty, Chairman and CEO of Beyond Commerce, Inc.

About Beyond Commerce, Inc.

Beyond Commerce, Inc. (OTC Bulletin Board: BYOC - News) www.beyondcommerce.com, provides best in class products, services, and solutions by being the low cost provider in its market sector. i-SUPPLY, www.i-SUPPLY.com, offers easy to use, fully customizable E-commerce services, and revenue solutions for any Web site, large or small, and hosts local ads, providing extensive reach for our proprietary advertising partner network platform. LocalAdLink, www.LocalAdLink.com, is a local search directory and advertising network that brings local advertising to geo-targeted consumers. BOOMj, www.BOOMj.com, is the leading niche portal and social networking site for Baby Boomers and Generation Jones.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties, including but not limited to economic, competitive, governmental and technological factors affecting Beyond Commerce, Inc. operations, markets, products and prices and other factors discussed in the Company's various filings with the Securities and Exchange Commission.